Exhibit 99.1

Digital Power Corporation Regains Compliance with NYSE MKT

FREMONT, Calif., June 21, 2017, Digital Power Corporation (NYSE MKT: DPW - News) ("Digital Power" or the "Company"), a growth company seeking to increase revenues through acquisitions and organic growth, today announced that the NYSE Mkt (the “Exchange”) has notified the Company that it has regained compliance with the NYSE Mkt continued listing standards.

Digital Power received notice on December 18, 2015 and April 27, 2017 that the Company was not in compliance with Section 1003(a)(ii) and Section 1003(a)(iii) of the NYSE Mkt Company Guide due to certain financial conditions. On June 19, 2017, the Company filed a 8-K report with the Securities and Exchange Commission, (the “SEC”) announcing that its Stockholders' Equity was approximately $6,409,000 on a pro-forma basis. With this information provided, the Exchange determined the Company had resolved the continued listing deficiency with respect to Section 1003(a)(ii) and Section 1003(a)(iii) of the NYSE Mkt Company Guide. In a letter dated June 20, 2017, the NYSE Mkt notified Digital Power that the Company had successfully regained compliance with the NYSE Mkt continued listing standards. For further information, please refer to the company’s public filings located at www.sec.gov.

Commenting on the transaction, President and CEO Amos Kohn stated: “We are pleased that we have regained compliance with the NYSE MKT’s continued listing standards, and have strengthened our capital structure. Since the change in control in September 2016, the Company has worked very hard to keep its commitment to its shareholders and creditors. We appreciate the leadership of our new Executive Chairman and the support from several shareholders. We thank our Board of Directors, our legal counsel and consultants and those that make up the team that helped the Company to achieve this major milestone.”

“The Company’s commitment to regaining full compliance with the NYSE Mkt is nothing short of a milestone as we continue to improve the financials of the Company and its operations. This achievement was borne out of the new strategies and goals adopted by the company’s management and Board of Directors. I believe the Company has forged a team of professionals and consultants that will continue to work to fulfill the goals and objectives of the Company’s acquisition growth strategy,” stated Milton “Todd” Ault, III, the Company’s Executive Chairman. Ault added, “The Company is focused now on growth through synergetic acquisitions and the investment in the organic growth while it continues to transition to a holding company business model with all operations at the subsidiary level.”

Digital Power Corporation (the "Company") pro forma Stockholders' Equity as of June 19, 2017 incorporates the Company's (i) sales of common stock and preferred stock, including its private placement of Units of Series C Convertible Preferred Stock and Warrants and (ii) acquisition of a majority interest in Microphase Corp. as previously reported on Form 8-K for June 8, 2017. After adjusting for the sale of the securities and acquisition of majority interest in Microphase, the Company was pleased to announce Stockholders' Equity of approximately $6,409,000 on a pro-forma basis for June 19, 2017.

About Digital Power

Headquartered in Fremont, CA, Digital Power Corporation designs, manufactures and sells high-grade customized and off-the-shelf power system solutions. Our products are used in the most demanding communications, industrial, medical and military applications where customers demand high density, high efficiency and ruggedized power solutions. The Company’s wholly owned subsidiary, Digital Power Limited which does business as Gresham Power Electronics, is based in Salisbury, UK. Digital Power's headquarters is located at 48430 Lakeview Blvd., Fremont, California, 94538; 1-877-634-0982. Website: www.digipwr.com.

For Investor Relations inquiries: IR@digipwr.com or 1-888-753-2235.

Forward Looking Statements

The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenues from contracts and operations on a consolidated basis. No assurance can be given that the Company will continue to meet the NYSE Mkt continue listing standards in the future. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward-looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. More information about potential risk factors that could affect the Company’s business and financial results are included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available on the Company’s website at www.digipwr.com.